EXHIBIT 5.1

December 15, 2025

FibroBiologics, Inc.

455 E. Medical Center Blvd, Suite 300
Houston, TX 77598

Ladies and Gentlemen:

We have acted as counsel to FibroBiologics, Inc., a Delaware corporation (the “Company”), in connection with the prospectus supplement dated December 14, 2025, filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Prospectus Supplement”) relating to the proposed issuance and sale by the Company of 5,227,275 shares (“Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”). The Shares are referred to herein as the “Securities.” The Prospectus Supplement supplements the prospectus dated February 3, 2025 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), which forms a part of a registration statement on Form S-3 (File No. 333-284663) filed by the Company and declared effective by the Commission on February 10, 2025 (as amended and supplemented, the “Registration Statement”), The Securities will be issued pursuant to a Securities Purchase Agreement, dated December 14, 2025, between the Company and each purchaser identified on the signature pages thereto (the “Securities Purchase Agreement”).

We have examined the Registration Statement, the Prospectus, the Securities, the Securities Purchase Agreement, and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of such Shares, (ii) the issuance and delivery of such Shares in accordance with the Securities Purchase Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Securities Purchase Agreement and as described in the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Sichenzia Ross Ference Carmel LLP Sichenzia Ross Ference Carmel LLP